Exhibit 10.18
EMPLOYMENT AGREEMENT
THE UNDERSIGNED:
Catalent Pharma Solutions GmbH, having its registered office and maintaining a place of business at Riedstrasse 1 in 6330 Cham, Switzerland (the ‘Employer’), lawfully represented by Fréderic Gilot, its Director under the Articles of Association (statutair directeur);
AND
Ms. M. Boerman, residing ______________ (the ‘Employee’);
WHEREAS:
•By signing this employment contract, the Employee expressly represents that no post-restrictive covenants exist under an employment contract and/or agreement between the Employee and any former employer that might preclude the performance of the contractual duties of the Employee for the Employer.
HAVE AGREED AS FOLLOWS:
Article 1: Commencement, Term and Notice
1.The employment contract will commence January 2, 2020 and is entered into for an indefinite period of time.
2.The Employee may terminate the employment contract subject to 3 months’ notice, and the Employer may terminate the employment contract subject to 6 months’ notice. Notice may be given only in writing, taking effect from the end of the calendar month.
3.The employment contract will end in any event without notice being required on the day on which the Employee reaches state pension age.
Article 2: Position
1.The Employee will hold the position of Region President, Biologics - EU for the Employer. The job description is attached to this employment contract as Appendix 1. The Employee will report to Alessandro Maselli, President & COO Catalent Pharma Solutions. The Employer reserves the right to change the reporting line.
Article 3: Working Hours and Workplace
1.The workweek will run from Monday to Friday. The working hours amount to 40 hours a week.
2.The Employee covenants that, at the Employer’s request, the Employee will work overtime outside the normal working hours whenever a proper performance of the duties so requires. No remuneration will be paid for overtime work.
3.The Employee must perform the work from a permanent home office. The home office must be furnished with the appurtenances provided by the Employer, including a desk, desk chair, and laptop with accessories. The home office set-up must satisfy the requirements of the Dutch Working Conditions Act (Arbeidsomstandighedenwet) and
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more specifically the provisions of the Dutch Working Conditions Decree (Arbeidsomstandighedenbesluit). The Employer will monitor this. Once the home office has been set up in accordance with the relevant requirements, the Employee may not change the home office set-up.
4.The Employee grants the Employer permission to enter (or arrange for a third party to enter) the private residence and home office for the purpose of inspecting the working conditions and enabling the Employer to meet its obligations. The Employer will consult with the Employee on a date and time for such a visit. The Employee must effectively grant the Employer or the occupational health and safety service (Arbodienst) access to the home office at a time during office hours within ten days after receiving a request to that end.
5.The Employer may repair, modify, replace or repossess the equipment at any time. The Employee will render every reasonable assistance to that end. The Employee will take due care of the equipment and software. The Employee will promptly notify the Employer of any problems relating to the equipment and software to enable the Employer to take adequate measures.
6.The Employee will not be liable for any loss of or damage to the provided equipment unless such loss or damage arises from an intentional act or omission or culpable recklessness, which also includes loss or damage caused by the Employee’s failure to fulfil the relevant obligations under this employment contract or the Employee’s failure to fulfil them properly and within the specified time.
7.The Employee undertakes to take sufficient measures to protect organisationally sensitive data at all times. This at any rate involves taking adequate measures to prevent as much sensitive information as possible from falling into the hands of third parties in the event that the equipment is stolen or lost. Highly sensitive information must be saved on the corporate network and may not be saved on a local hard disk or removable data carrier. The Employer may take disciplinary measures if the Employee fails to exercise due care in handling privacy-sensitive data or misuses such data.
Article 4: Compensation
1.The Employee will receive a gross basic monthly salary of EUR 31,250, on the basis of a 40 hour working week. The gross basic annual salary thus amounts to EUR 375,000. The salary of Employee will be reviewed on an annual basis in line with the Employee’s performance.
2.A gross holiday allowance of 8% of the gross basic annual salary referred to in paragraph 1 of this Article is included in the gross basic monthly salary and is paid monthly.
3.The Employee will participate in the applicable bonus incentive plan, with an annual target incentive of EUR 300,000 gross. A copy of the scheme currently in force is attached to this employment contract as Appendix 2 and forms an integral part of the contract. The scheme is updated annually for each company fiscal year, and Appendix 2 is deemed to likewise be updated to coincide with the applicable fiscal year. The granting of the bonus is at the Employer’s discretion. The Employee can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create a precedent for any subsequent years. The tax and social security consequences of participation in the bonus scheme will be at the Employee’s expense. The Employee will receive the gross bonus on condition that the Employee is in

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the Employer’s service on the date of payment of the bonus in accordance with the scheme in force.
Article 5: Expense Allowance
1.The Employer will provide Employee a company Credit Card for business purposes.
2.The Employer will reimburse the Employee for expenses directly related to the performance of the Employee’s work, but only insofar as that reimbursement may be provided tax free and premium free pursuant to the tax and social security legislation in force at any given time.
3.A statement of expenses must be submitted to the Employer prior to the end of the month following the month in which the expenses were incurred. Expenses can be claimed upon submission of the original receipt, specifying the business-related reason for which they were incurred. The Employer will reimburse the expenses within one month after the Employee has claimed them, provided that the statement of expenses is sufficiently itemised, accompanied by the original receipt and approved by the Employer.
Article 6: Telephone
1.The Employer will place at the Employee’s disposal a mobile phone for business purposes.
Article 7: Car Allowance
1.The Employee will be entitled to a car allowance of EUR 2,000 gross per month. This will be paid to the Employee monthly along with the salary.
2.The Employer will pay the Employee a travelling allowance for each business kilometre (i.e. commuting and other business-related kilometres) the Employee has travelled per month with the Employee’s personal means of transport (e.g. car, motorcycle, bicycle, on foot) of EUR 0.19 based on current (2019) Dutch tax law.
3.The amount associated with the business kilometres will only be paid out tax-free upon receipt of a form to be completed by the Employee each month, stating the number of business kilometres the Employee has travelled, the route followed and the business destination. The Employer is entitled to unilaterally change its tax treatment of the car allowance in the event of any amendment to Dutch tax and / or social security law in this respect.
Article 8: Pension Allowance
1.The Employer will not provide for any pension provision.
2.After 30 days after the commencement of the employment contract, Employer will provide a monthly payment in the amount of 17.5% of the Employee’s most recent gross monthly base salary which may be used by the Employee for pension. This will be a gross payment.
Article 9: Holiday
1.In addition to Dutch public holidays the Employee will be entitled to 25 days’ holiday each calendar year, on the basis of a 40 hour working week. If the Employee performed

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work during only a part of the year, the number of days’ holiday will be calculated proportionately.
2.The Employee must timely inform the line manager, in writing, of any wishes with respect to the beginning and end of the Employee’s holiday period.
3.The Employee will be required to take days’ holiday as much as possible in the year in which they are accrued failing, which the Employer will unilaterally determine when the Employee is to take them.
Article 10: Illness and Occupational Disability
1.If the Employee is unable to perform the agreed work due to illness, the Employee will be obliged to inform the Employer thereof before 10 a.m. on the first day of illness, stating the expected period of illness and the correct address at which the Employee can be reached during that period. As soon as the Employee knows on what day the Employee will be able to resume work, the Employee will inform the Employer thereof immediately.
2.If the Employee is unfit to perform the agreed work due to illness, the Employee will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of the employment contract if that date is earlier, on the basis of the following conditions:
•during the first 52 weeks of illness, the Employee remains entitled to 70% of the maximum daily wage;
•as of the 53rd week up to and including the 104th week of illness, the Employee remains entitled to 70% of the maximum daily wage.
3.The Employee will not be entitled to continued payment of wages during the aforementioned period if the Employee caused the illness intentionally, if the illness ensued from an infirmity about which the Employee gave the Employer false information when the Employee entered into the employment contract, if the Employee causes an obstruction of or delay in the recovery process, or if the Employee refuses to perform suitable alternative work for the Employer or another employer (whether or not affiliated with the Employer) despite being able to perform that work.
4.The Employer will be entitled to suspend continued wage payments pursuant to paragraph 2 of this Article if the Employee does not comply with the Employer’s reasonable instructions, issued in writing, concerning the provision of information that the Employer requires in order to establish the Employee’s right to payment of wages.
5.If the Employee’s occupational disability ensues from an event for which another is liable, the Employee must immediately provide the Employer with all of the relevant information and do everything in the Employee’s power to enable the Employer to exercise its right of recourse within the meaning of Section 6:107a of the Dutch Civil Code.
6.In the event of occupational disability, the Employee must cooperate in a return to work and accept suitable alternative work made available by the Employer. The Employee will also be obliged to comply with reasonable instructions or measures aimed at a return to work, including assisting in the preparation, adjustment and evaluation of an action plan

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as referred to in Section 7:658a(3) of the Dutch Civil Code. In the event of occupational disability, the Employee must refrain from obstructing or delaying the recovery process.
7.In accordance with Section 64(3) of the Dutch Work and Income (Capacity for Work) Act (Wet Werk en Inkomen naar Arbeidsvermogen, Wet WIA), the Employee must promptly apply for benefits under that Act in the event of long-term occupational disability. The Employer will suspend continued wage payments under Section 7:629(3)(f) of the Dutch Civil Code as long as the Employee is late in applying for WIA benefits and the period of continued wage payments is extended under Section7:629(11) of the Dutch Civil Code.
8.The obligations set out in this Article will continue to apply after the termination of the employment contract in the event that the Employee (i) leaves the Employer’s service incapacitated for work due to illness within 104 weeks after the first day of illness, or (ii) becomes incapacitated for work due to illness within 28 days after the termination of the employment contract without having secured a new job or receiving unemployment benefits.
Article 11: Confidentiality
1.Other than for the benefit of the Employer within the scope of the normal work, the Employee may neither during the term of this employment contract nor after its termination disclose to any third party in any form, directly or indirectly, any information about or related to (a) any confidential information or Know-How (as defined in this employment contract in the Article of this employment contract concerning Intellectual Property Rights) of which the Employee became aware in the performance of the work or during the term of this employment contract, or (b) any particulars concerning or related to the business conducted by the Employer or its affiliated companies, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the particulars.
2.Other than for the benefit of the Employer within the scope of the normal work, the Employee may also not copy, compile, publish, merge, assemble or process information, products or systems of the Employer or disassemble, reproduce or decompile the source code of the computer software that is included in those products or systems or otherwise available on the Employer’s premises or attempt to deduce the source code of such software in any other manner.
3.Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the confidentiality clause contained in paragraph 1 of this Article, the Employee will forfeit to the Employer an immediately due and payable penalty of EUR 50,000 for each violation as well as a penalty of EUR 5,000 for each day that the violation continues, without prejudice to the Employer’s right to claim specific performance of the employment contract in addition to that penalty and full compensation instead of that penalty.
Article 12: Non-Competition
1.During the term of this employment contract and for a period of 12 months after its termination, the Employee may not, without the Employer’s prior written consent, alone or with others, whether or not for consideration, in any way whatsoever:
a.perform work that competes with the business operations of the Employer or its group companies;

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b.perform work for any business that competes with the Employer or its group companies;
c.incorporate, conduct or cause the conduct of a business that competes with the Employer or its group companies or take any interest in such business;
d.maintain contact with or perform work for or with business relations of the Employer or its group companies, regardless of whether such contact is maintained or work is performed directly or indirectly or at the Employee’s own expense or at the expense of third parties; ‘business relations’ are all natural persons with whom and legal entities with which the Employer or its group companies maintained business relations at any given time during the 12-month period preceding the termination of the employment contract;
e.induce employees or contractors of the Employer or its group companies, either directly or indirectly, to terminate their employment contract or contract for services with the Employer or its group companies; or
f.with respect to contracts between the Employer or its group companies and suppliers to supply goods or services: directly or indirectly thwart the supply of such goods or services or induce a supplier, either directly or indirectly, to discontinue or refuse the supply of such goods or services to the Employer or its group companies.
2.Notwithstanding the provisions of Section 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the non-competition clause contained in paragraph 1 of this Article, the Employee will forfeit to the Employer an immediately due and payable penalty of EUR 50,000 for each violation as well as a penalty of EUR 5,000 for each day that the violation continues, without prejudice to the Employer’s right to claim specific performance of the employment contract in addition to that penalty and full compensation instead of that penalty.
3.Upon each violation of paragraph 1 of this Article, the period of 12 months referred to in the first sentence of that paragraph will be extended by the duration of that violation, with a minimum of one month for each violation.
Article 13: Sidelines
1.During the term of the employment contract, the Employee must refrain from undertaking or holding any sidelines or additional posts, such as committee work, or managerial or other activities for associations, foundations or other organisations that could have a detrimental effect on the employment contract with the Employer, whether or not for consideration, without the Employer’s prior written consent, regardless of whether the Employer is either partly or fully aware of such activities.
Article 14: Personal Data Protection
1.The Employer will be entitled to processes personal data relating to the Employee (and any of the Employee’s family members) within the framework of performing the employment contract and/or provisions ensuing from or in relation to the employment relationship.
2.The Employer processes the Employee’s personal data for the purpose of its personnel records, including management of the Employee’s activities, for the purpose of its payroll

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records, including making payments to the Employee and implementing applicable employment conditions, all of the foregoing in the broadest sense, and to comply with its statutory obligations, including calculating, recording and paying taxes and contributions for the Employee.
3.For the purposes listed above and provided that the Employer has a legitimate interest in doing so — for instance with a view to a proposed merger or acquisition — the Employer may also transfer the Employee’s personal data to third parties (including accountants, lawyers and advisers) and other companies affiliated with the Employer, which may be located in other countries, both inside and outside the European Union.
4.The Employer will process the personal data in a proper and careful manner in accordance with the law. Furthermore, the Employer has taken appropriate technical and organisational measures to sufficiently safeguard the personal data and to preserve their confidential nature, regardless of whether such data are processed in the Netherlands or elsewhere.
5.The Employee will be entitled to contact the Employer with a reasonable request to review, correct, supplement, delete or block the Employee’s personal data. Furthermore, the Employee will promptly notify the Employer of any changes in the personal data.
6.The information included in this Article is not exhaustive and is not meant to meet information obligations under applicable personal data protection legislation (e.g. the European General Data Protection Regulation). Comprehensive detailed information regarding the processing of the Employee’s data, the purposes of the processing and the rights of the Employee as a data subject, are included in a non-contractual policy which has been or will be provided separately to the Employee.
Article 15: Company Documents, Company Equipment and Access
1.The Employee will be obliged to exercise due care in handling any company documents, in any form whatsoever, and any company equipment made available. ‘Company equipment’ includes in any event access pass/key, laptop, mobile phone and credit card.
2.Upon termination of the employment contract, the Employee will be obliged to return all company documents and company equipment to the Employer in good condition. Furthermore, the Employee will be obliged to return such company property should the Employer so demand, for example in the event of occupational disability or non-active service for other reasons.
Article 16: Intellectual Property Rights
1.All intellectual property rights, including but not limited to inventions, patent applications, patent rights, design rights, copyrights, neighbouring rights, database rights, trademark rights, chip rights, trade name rights and Know-How (as defined in paragraph 2 of this Article), ensuing in the Netherlands or abroad, during the term of this employment contract or after its termination, from or in the course of the work performed by the Employee (‘Intellectual Property Rights’) will exclusively vest in the Employer.
2.‘Know-How’ is defined as any and all trade secrets, secret formulas, inventions, designs, standards, technical and other data or information, processes, methods, draft materials and business methods and any and all related information, knowledge, details, commercial practices and improvements.

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3.Insofar as any Intellectual Property Rights are not vested in the Employer by operation of law, the Employee hereby transfers those rights to the Employer insofar as possible, which transfer is hereby accepted by the Employer. If and insofar as it is potentially impossible to transfer any future Intellectual Property Rights, the Employee covenants that the Employee will transfer those rights to the Employer should the Employer so demand and that the Employee will sign any and all documents to effect that transfer.
4.Insofar as any Intellectual Property Rights are incapable of being transferred from the Employee to the Employer, the Employee hereby grants the Employer the exclusive, royalty-free, worldwide, perpetual right, with the right to grant sublicenses, to use those Intellectual Property Rights in the broadest sense, which right is hereby accepted by the Employer.
5.Insofar as personality rights vest in the Employee, for example within the meaning of Section 25 of the Dutch Copyright Act (Auteurswet), the Employee hereby waives those rights to the extent permitted by law, including but not limited to the rights referred to in Section 25(1)(a), (b) and (c) of the Dutch Copyright Act (such as the right to have one’s name stated and the right to object to changes in the work).
6.The Employee will promptly disclose to the Employer all works, inventions, results, information and Intellectual Property Rights that ensue from the work under this employment contract and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property Rights.
7.During the term of this employment contract and after its termination, the Employee will perform all acts that are necessary to register the Intellectual Property Rights in the Employer’s name with any competent authority in the world.
8.If the Employee is unable to provide the cooperation referred to in paragraphs 3 and 7 of this Article for any reason, the Employee hereby grants the Employer an irrevocable power of attorney to represent the Employee with respect to the transfer and registration of the Intellectual Property Rights referred to in paragraphs 3 and 7 of this Article, respectively.
9.The Employee acknowledges that the salary and/or pecuniary allowance the Employee receives already includes equitable compensation for the loss of Intellectual Property Rights, including the equitable compensation referred to in Section 12(6) of the Dutch Patents Act of 1995 (Rijksoctrooiwet 1995).
10.The Employee may neither during the term of this employment contract nor after its termination use the Intellectual Property Rights or the ensuing results, including but not limited to the documents in which they are recorded, for own use or for any purpose other than the performance of the work under this employment contract.
11.The Employee guarantees that the results of the work and/or activities under this employment contract do not infringe upon any rights (including intellectual property rights) of third parties and that they are not unlawful vis-à-vis third parties in any other manner. The Employee will indemnify the Employer against any and all damage and costs ensuing from claims brought by third parties in that respect.
12.The Employer will not be liable for damage incurred by the Employee in connection with the Employer’s use of inventions, designs, works, programmes, documents, data, names, signs, Know-How, materials or other achievements that the Employee discloses to the Employer during the term of this employment contract and that (i) fall outside of the

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scope of this employment contract or (ii) were created or developed prior to the conclusion of this employment contract.
13.If this employment contract is terminated, the preceding paragraphs of this Article governing the Intellectual Property Rights will remain in effect after the termination of the employment contract.
Article 17: Severance Payment
1.The Employer will grant the Employee compensation in accordance with this Article, if and in so far the employment contract with the Employee, is terminated by mutual consent before the Employee reaches the state pension age at Employer’s initiative and parties conclude a settlement agreement (beeindigingsovereenkomst) providing for termination of the employment contract by mutual consent in accordance with the Article 7:670b of the Dutch Civil Code, for a reason other than a reason mentioned below:
a.an urgent reason as defined in Article 7:678 of the Dutch Civil Code; or
b.a reasonable ground under Article 7:669 paragraph 3 under b (illness for a period longer than 104 weeks), c (regular illness with unacceptable consequences for the business), d (non-performance of the Employee), e (culpable acts or omissions of the Employee), g (disrupted employment relationship) and/or h (reasons other than those referred to under a through g of Article 7:669 paragraph 3 of the Dutch Civil Code which are such that the employer cannot reasonably be expected to continue the employment contract) of the Dutch Civil Code;
c.if Employee is substantially to blame for the termination and/or if the reason for termination is at the sphere of risk of Employee.
2.If the situation described in paragraph 1 arises, the Employer will grant the Employee a one-off gross severance pay equal to the annual base salary and target bonus.
3.This contractual agreed severance is deemed to include any statutory severance (transitievergoeding) or other severance the Employee may be entitled to on termination, in as far as the contractual agreed severance exceeds the statutory severance or other severance the Employee may be entitled to on termination. If the statutory severance exceeds the amount of this contractual agreed severance, in addition to this contractual agreed severance the Employee will only be entitled to the part of the statutory severance or other severance that exceeds this contractual severance payment.
4.This contractual agreed severance payment is contingent upon severance awarded by the court and will be supplementary in the manner provided below. If a court, awards more than the contractual agreed severance amount as reflected in paragraph 2 above, the Employee will not be entitled to the amount that exceeds the contractual agreed amount; if a court awards less, the difference between the contractual agreed amount and the amount granted by the court, will be paid to the Employee. The Employee shall in any event not be entitled to a higher severance payment than the amount reflected as contractual severance payment in paragraph 2.
5.After the Employer has paid Employee the contractual severance referred to in this Article, the Employer (including any other affiliated companies) and the Employee will have no claims against each other, either inside or outside the Netherlands, with regard to the employment relationship, future bonus entitlements, or the (manner of) termination of the employment and shall grant each other full and final discharge in this respect.

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6.Parties consider their agreement on severance payment, as reflected in this Article, to be a settlement agreement (vaststellingsovereenkomst) as provided for in Section 7:900 of the Dutch the Employer (including any other affiliated companies) and the Employee will have no claims against each other, either inside or outside the Netherlands, with regard to the employment relationship, future bonus entitlements, or the (manner of) termination of the employment and shall grant each other full and final discharge in this respect.
7.Parties consider their agreement on severance payment, as reflected in this Article, to be a settlement agreement (vaststellingsovereenkomst) as provided for in Section 7:900 of the Dutch Civil Code.
Article 18: Applicable Collective Bargaining Agreement (CAO)
1.This employment contract will not be governed by the provisions of any Collective Bargaining Agreement.
Article 19: Amendment to Employment Conditions
1.In accordance with Section 7:613 of the Dutch Civil Code, the Employer will be authorised to unilaterally amend the conditions contained in this employment contract if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.
Article 20: Applicable Law
1.This employment contract is governed by Dutch law.
Signed in duplicate originals on October 08th, 2019.

/s/ Frederic Gilot	/s/ Manja Boerman
Catalent Pharma Solutions GmbH	Manja Boerman
Frederic Gilot
Managing Director

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